EXHIBIT 99.3

From: Sheffert, Mark
Sent: Tuesday, November 13, 2007 8:55 PM
To: Burhardt, Krzysztof
Cc: Bonner, Brigid; Brittain, Woody; Burhardt, Krzysztof; Esstman, Mike; LaVelle, Mike; Loftus, Margaret; Prince, Robb; Baldwin, Elmer; Davenport, Colleen
Subject: Resignation as Director
Importance: High
Sensitivity: Confidential

Kris,

After significant deliberation and reflection upon events and actions over the past few months, I have concluded that it is in our mutual best interests for me to resign as a Director from the Board of Analysts International Corporation.  Accordingly, attached herewith is my letter of resignation, which is effective immediately.

My reasons for this action are contained in my letter.  If the Board feels that it would be instructive to know why I arrived at this decision, I would consider meeting with a mutually agreeable, small group of independent Directors to discuss the same.

I want to be very clear that my decision had nothing to do with the recent election of Elmer Baldwin as President and CEO, an action for which I both supported and voted.

In accordance with SEC disclosure requirements respecting a resigning Director, I request that a copy of the 8K filing with my resignation letter included, be sent to me electronically at [ ], contemporaneous with such filing.

I wish AIC all the very best in the future.

Mark